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Forest Laboratories, Inc.
 (Name of Registrant as Specified In Its Charter)

Carl C. Icahn
Dr. Eric J. Ende
Daniel A. Ninivaggi
Pierre Legault
Andrew J. Fromkin
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FOR IMMEDIATE RELEASE

ICAHN COMMENTS ON WARNING LETTER JUST SENT BY FDA TO FOREST

New York, New York, August 13, 2012, Carl Icahn made the following comments on Forest Labs (NYSE: FRX):

On August 1, 2012, Forest received a warning letter from the FDA, regarding a violation of Daliresp promotional practices by its sales reps.  This warning letter follows another warning letter from the FDA in April 2011 regarding unethical sales practices by a Forest sales rep concerning Savella.  Importantly, both of these letters were issued AFTER Forest’s settlement with the US Department of Justice in September 2010 regarding similar unethical sales practices pursuant to which Forest pled guilty to a felony charge, paid over $300 million in fines and signed a 5-year Corporate Integrity Agreement to resolve these matters.

It is obviously worrisome that these practices would be ongoing at Forest given its chequered history in similar matters.  In fact, Forest has received 2 of the last 43, or about 5%, of all warning letters of this type issued by the FDA in the last 18 months despite thousands of products being promoted by hundreds of companies.  And more importantly, Forest is one of the only companies lax enough to receive multiple warning letters while subject to a Corporate Integrity Agreement.  Moreover, it is alarming that the FDA specifically states in the warning letter that it is concerned given the pre-existing requirements under the Corporate Integrity Agreement.  It should be noted that Forest previously disclosed that “failure to comply with the terms of the Corporate Integrity Agreement could result in substantial penalties and potential exclusion from government health care programs” and this is a potential breach of Forest’s obligations under that agreement.

And why wouldn’t Forest disclose this to shareholders in the 10-Q it filed on Friday, August 10, 2012.  I am sure they will say that they were advised that they could get away without disclosure.  But that is neither the right answer for shareholders nor the right message to the management. In fact, I believe that Forest has been very aggressive in its lack of disclosure with the SEC – many of their major license agreements are not publicly filed with the SEC even though all material agreements are required to be filed with the SEC and they have been opaque on their succession plans, to name just a few deficiencies.

This is yet another example of the stark lack of corporate governance at Forest where an ineffective Board made up largely of non-independent directors is unwilling or unable to hold Howard Solomon and his management team accountable.  From personal experience I can tell you that Dan Ninivaggi has great experience in the area of corporate governance and management accountability and he would not be a wallflower on this Board.  Additionally, Pierre Legault has a strong operational background in employee supervision and human resources, an area that appears to be lacking at Forest.  We need to add strong independent directors, like Dan Ninivaggi and Pierre Legault, my two nominees recommended by ISS, as well as my other nominees, to instill much needed corporate governance and independence on the Board and bring this great company back to the shareholders.

Contact: Susan Gordon (212) 702-4309

ON JULY 23, 2012, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ERIC J. ENDE, PIERRE LEGAULT, ANDREW J. FROMKIN, DANIEL A. NINIVAGGI, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550.  CONSENT OF THE AUTHOR AND PUBLICATION NEITHER SOUGHT NOR OBTAINED TO USE THE MATERIAL REFERRED TO HEREIN AS PROXY SOLICITING MATERIAL.